CUSIP No. 86722A103

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.)*

SunCoke Energy Inc.

(Name of Issuer)

Common

(Title of Class of Securities)

86722A103

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)
☐ Rule 13d-1(c)
☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

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1.	NAME OF REPORTING PERSONS

Nuveen Asset Management, LLC 27-4357327

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER	3,691,965

6.	SHARED VOTING POWER	0

7.	SOLE DISPOSITIVE POWER	3,691,965

8.	SHARED DISPOSITIVE POWER	0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,691,965

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.26%

12.	TYPE OF REPORTING PERSON

IA

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1.	NAME OF REPORTING PERSONS

TIAA-CREF Investment Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER	522,710

6.	SHARED VOTING POWER	0

7.	SOLE DISPOSITIVE POWER	522,710

8.	SHARED DISPOSITIVE POWER	0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
522,710

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.60%

12.	TYPE OF REPORTING PERSON

IA

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1.	NAME OF REPORTING PERSONS

Teachers Advisors, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER	153,889

6.	SHARED VOTING POWER	0

7.	SOLE DISPOSITIVE POWER	153,889

8.	SHARED DISPOSITIVE POWER	0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
153,889

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.18%

12.	TYPE OF REPORTING PERSON

IA

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Item 1(a).	NAME OF ISSUER:

SunCoke Energy Inc.

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

1011 Warrenville Road
Suite 600
Lisle, IL 60532
United States

Items 2(a)-2(c).	NAME, ADDRESS OF PRINCIPAL BUSINESS OFFICE, AND CITIZENSHIP OF PERSONS FILING:

Nuveen Asset Management, LLC (“NAM”)
333 W. Wacker Drive
Chicago, IL 60606
Citizenship: Delaware

TIAA-CREF Investment Management, LLC (“TCIM”)
730 Third Avenue
New York, NY 10017-3206
Citizenship: Delaware

Teachers Advisors, LLC (“TAL”)
730 Third Avenue
New York, NY 10017-3206
Citizenship: Delaware

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock

Item 2(e).	CUSIP NUMBER: 86722A103

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

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NAM
(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940.
(e)	☒	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

TCIM
(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940.
(e)	☒	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

TAL
(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940.
(e)	☒	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

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(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

Item 4.	OWNERSHIP

	(a) Aggregate amount beneficially owned:	4,368,564 (See Exhibit A attached)

	(b) Percent of class:	5.04%

	(c) Number of shares as to which person has:

	NAM	TCIM	TAL

Sole Voting Power:	3,691,965	522,710	153,889

Shared Voting Power:	0	0	0

Sole Dispositive Power:	3,691,965	522,710	153,889

Shared Dispositive Power:	0	0	0

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Exhibit A attached

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Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

Item 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with nomination under §240.14a-11

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020

NUVEEN ASSET MANAGEMENT, LLC

By:	/s/ Diane S. Meggs
Diane S. Meggs
Chief Compliance Officer

TIAA-CREF INVESTMENT MANAGEMENT, LLC

By:	/s/ Stuart R. Brunet
Stuart Brunet, Managing Director,
Chief Compliance Officer

TEACHERS ADVISORS, LLC

By:	/s/ Stuart R. Brunet
Stuart Brunet, Managing Director,
Chief Compliance Officer

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EXHIBIT A

ITEM 6.	OWNERSHIP.

TIAA-CREF Investment Management, LLC (“TCIM”) is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner of 522,710 shares of Issuer’s common stock owned by CREF. Teachers Advisors, LLC (“TAL”) is the investment adviser to three registered investment companies, TIAA-CREF Funds (“Funds”), TIAA-CREF Life Funds (“Life Funds”), and TIAA Separate Account VA-1 (“VA-1”), as well as one or more separately managed accounts of Advisors (collectively, the “Separate Accounts”), and may be deemed to be a beneficial owner of 153,889 shares of Issuer’s common stock owned separately by Funds, Life Funds, VA-1, and/or the Separate Accounts. Nuveen Asset Management, LLC (“NAM”), is a registered investment adviser affiliated with TCIM and TAL. NAM may be deemed to be a beneficial owner of 3,691,965 shares of Issuer’s common stock. These shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Issuer.